Exhibit 14

                              ONEPOWER SYSTEMS LTD.

                                 CODE OF ETHICS

OVERVIEW

OnePower has adopted a code of ethics (the "CODE") that is applicable to every officer, director, employee and consultant of the company and its affiliates (collectively the "EMPLOYEE" or "EMPLOYEES"). The Code reaffirms the high standards of business conduct required of all Employees. The Code is part of OnePower's continuing efforts to (1) ensure that it complies with all applicable laws, (2) have an effective program in place to prevent and detect violations of law, and (3) educate and train its Employees to be aware and understand ethical business practices. In most circumstances, the Code sets standards that are higher than the law requires.

OnePower has also adopted eight corporate values: Focus, Respect, Excellence, Accountability, Teamwork, Integrity, Open Communications and Positive Attitude. See Schedule "A" for a statement on each value. The values have been adopted to provide a framework for all Employees in conducting themselves in their jobs. These values are not intended to substitute for the Code, but will serve as guidelines in helping the Employees to conduct OnePower's business in accordance with the Code.

The Code is not intended to cover every possible situation in which an Employee may find himself or herself. It is meant to give each Employee the boundaries within which OnePower expects each Employee to conduct himself or herself while representing OnePower. An Employee may find himself or herself in a situation where there is no clear guidance given by the Code. If that occurs, return to the objective stated below: common sense, good judgment, high ethical standards and integrity, and refer to OnePower`s values. In addition, there are many resources upon which an Employee may rely, including the President and other OnePower officers and management. Together all Employees can continue to make OnePower a company that sets a standard for electronic bill delivery and payment service providers.

OBJECTIVE

One of OnePower's objectives is to conduct all business operations in the utmost ethical manner utilizing common sense, good judgment, high ethical standards and integrity. OnePower cares about its Employees, shareholders, clients, suppliers, and the communities in which it conducts its business operations. In the course of meeting its business objectives, OnePower considers it essential that all Employees understand and comply with the Code and therefore share and participate in OnePower's way of conducting business.

STANDARD OF CONDUCT

OnePower insists that all aspects of its business operations are conducted with honesty, integrity and fairness, and with respect for the interests of those affected by its business and activities. OnePower also expects the same in its relationships with all those with whom it does business.

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Each Employee must maintain and foster integrity and honesty in all dealings with clients and all business transactions. Each Employee must commit to act according to the highest ethical standards and is expected to apply ethical business practices in administrative and financial aspects of the business operations of OnePower.

No code of conduct can hope to lay down appropriate behavior for every situation, nor should it seek to do so. Each Employee is required to make a careful and considered judgment of what is right and proper in any particular situation.

It is the obligation of every Employee in conducting the business operations of OnePower to be responsible, honest, trustworthy, conscientious, and dedicated to the highest standards of ethical business practices. Accordingly, all Employees are required to avoid not only impropriety, but also the appearance of impropriety in conducting the business operations of OnePower.

OBEYING THE LAW

All Employees of OnePower are required to comply with (1) the letter and the spirit of laws and regulations of the countries in which OnePower conducts business operations, (2) the accepted business practices in commercial markets, and (3) any contractual terms and conditions applicable to any business transaction.

It is expected that each Employee will use common sense, good judgment, high ethical standards and integrity in all the Employee's business dealings.

Each Employee must commit to know and abide by all applicable laws and regulations. Employees are expected to be familiar with the Code as it applies to their duties. Each Employee is required to follow and to comply with the Code. A refusal by any Employee to agree to be bound by the Code will be grounds for discipline up to and including dismissal.

A breach of any law, regulation or ethical standard by any Employee will not be justified by the pursuit of profit or the departure from acceptable practice by competitors.

ENFORCEMENT OF CODE

The Code will be enforced at all levels fairly and without prejudice. Any breach of any standard of the Code may result in disciplinary action, up to and including termination.

Soha Hamdan, OnePower's chief executive officer, has been appointed as Compliance Officer of OnePower, responsible for overseeing compliance with, and enforcement of, the Code. Soha Hamdan, OnePower's corporate secretary, has been appointed as Assistant Compliance Officer of OnePower, responsible for overseeing compliance with, and enforcement of, the Code. If an Employee encounters a situation that the Employee is not able to resolve by reference to the Code, the Employee should ask for help from the Compliance Officer or the Assistant Compliance Officer if they need assistance in understanding or interpreting any part of the Code.

Any Employee who, in good faith, has reason to believe any operation or activity of OnePower is in violation of the law or of the Code must call the matter to the attention of the Compliance Officer. See Schedule "B" for a non-exhaustive list of reportable violations.

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If the Employee has reason to believe that it would be inappropriate to report the operation or activity to the Compliance Officer, the Employee should report it to the Assistant Compliance Officer. All reports will be reviewed and investigated and as necessary under the circumstances, and the reporting Employee should provide sufficient information to enable a complete investigation to be undertaken.

Any Employee who makes an allegation in good faith reasonably believing that a person has violated the law or the Code will be protected against retaliation.

Violations of the law or the Code will subject Employees to disciplinary action, up to and including termination of employment. In addition, Employees involved may subject themselves and OnePower to severe penalties, including fines and possible imprisonment. Compliance with the law and high ethical standards in the conduct of OnePower's business should be a top priority for each Employee.

INSIDER TRADING, SECURITIES COMPLIANCE AND PUBLIC STATEMENTS

Securities laws prohibit anyone who is in possession of material, non-public information ("INSIDER INFORMATION") about a company from purchasing or selling stock of that company, or communicating the information to others. Information is considered "MATERIAL" if a reasonable investor would consider it to be important in making a decision to buy or sell that stock. Some examples include financial results and projections, new products, acquisitions, major new contracts or alliances prior to the time that they are publicly announced. Employees who become aware of such Inside Information about OnePower must refrain from trading in the shares of OnePower until the Inside Information is publicly announced.

Employees must also refrain from disclosing the insider Information to persons who do not have a need to know, whether they are inside OnePower or outside, such as spouses, relatives or friends.

OnePower makes regular formal disclosures of its financial performance and results of operations to the investment community. OnePower also regularly issues press releases. Other than those public statements, which go through official channels, Employees are prohibited from communicating outside OnePower about OnePower's business, financial performance or future prospects. Such communications include questions from securities analysts, reporters or other news media, but also include seemingly innocent discussions with family, friends, neighbors or acquaintances.

FINANCIAL REPORTING

OnePower is required to maintain a variety of records for purposes of reporting to the government. OnePower requires all Employees to maintain full compliance with applicable laws and regulations requiring that its books of account and records be accurately maintained. Specifics of these requirements are available from the Compliance Officer.

ACCURACY OF RECORDS

OnePower's accounting records and supporting documents must accurately describe and reflect the nature and result of OnePower's business operations. All activities and results of OnePower's business operations must be presented in a fair and balanced manner.

All business transactions must be properly authorized as well as completely and accurately recorded on OnePower's books. Procedures for doing so must comply with OnePower's financial policy and follow OnePower's policy for authorization and documentation, as well as follow generally accepted accounting practices. Budget proposals and other financial evaluations and forecasts must fairly represent all information relevant to the business transaction. In addition, no unrecorded cash funds or other asset accounts will be established or maintained for any purpose. Misapplication or improper use of corporate or property or false entry to records by any Employee or by others must be reported to OnePower's Board of Directors.

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RECORD KEEPING AND RETENTION

To help maintain the integrity of OnePower's record-keeping and reporting systems, each Employee must know his or her area's records retention procedures, including how data is stored and retrieved. It is that person's responsibility to know how to document and transact any entries or records that he or she is responsible for. All Employees are expected to comply fully and accurately with all audits, including responding in a timely fashion to requests for records or other material from or on behalf of OnePower's auditors or management.

COMMUNICATING ACCURATE AND TIMELY INFORMATION

In all interactions and communications, whether with shareholders, the public, clients, government agencies, or others inside or outside of OnePower, each Employee is expected to be truthful and forthright. This includes making accurate statements, not misrepresentations or statements intended to mislead or misinform; and responding promptly, accurately, and with full disclosure to requests from governmental agencies for information or documents.

CONFIDENTIALITY

Employees must respect the confidentiality of information received in the course of business dealings and must never use such information for personal gain. Information given by Employees in the course of business dealings must be true and fair and never designed to mislead.

Confidential information can only be revealed upon written authorization of management.

Employees must not use or disclose OnePower's trade secrets, proprietary, or confidential information, or any other confidential information gained in the performance of OnePower as a means of making private profit, gain or benefit.

Employees must not use Internet bulletin boards or chat rooms to discuss matters or opinions related to OnePower or any of its industries, or to respond to comments about OnePower. In today's electronic age, posting information on Internet bulletin boards or even communicating in chat rooms is the same as "speaking to the media".

HEALTH AND SAFETY

OnePower is committed to protecting the health and safety of its Employees. OnePower expects employees to obey all laws and regulations designed to protect the health and safety of all employees, and to obtain and fully observe all permits necessary to do business. At the very least, all Employees should be familiar with and comply with safety regulations applicable to their work areas. OnePower will make, to the extent possible, reasonable accommodations for the known physical or mental limitations of its Employees. Employees who require an accommodation should contact the Compliance Officer. OnePower will then engage in an interactive process to determine what reasonable accommodations may exist.

DECLARATION OF INTEREST

Each Employee is expected to avoid any activity, investment or association that interferes with the independent exercise of his or her judgment in OnePower's best interests ("CONFLICTS OF INTEREST"). Conflicts of Interest can arise in many situations and occur most often in cases where the Employee or the Employee's family obtains some personal benefit at the expense of OnePower's best interests.

No Employee, or any member of Employee's immediate family, is allowed to accept money, gifts of other than nominal value, unusual entertainment, loans, or any other preferential treatment from any customer or supplier of OnePower where any obligation may be incurred or implied on the giver or the receiver or where the intent is to prejudice the recipient in favor of the provider. Likewise, no Employee is allowed to give money, gifts of other than nominal value, unusual entertainment or preferential treatment to any customer or supplier of OnePower,

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or any employee or family members thereof, where any obligation might be incurred or implied, or where the intent is to prejudice the recipient in favor of OnePower. No Employee is allowed to solicit or accept kickbacks, whether in the form of money, goods, services or otherwise, as a means of influencing or rewarding any decision or action taken by a foreign or domestic vendor, customer, business partner, government employee or other person whose position may affect OnePower's business.

No Employee will use OnePower's property, services, equipment or business for personal gain or benefit.

Each Employee is required to reveal any personal interest that may impinge or might reasonably be deemed by others to impinge on the Employee's business dealings with any industry partners of OnePower.

Employees may not: (1) act on behalf of, or own a substantial interest in, any company or firm that does business, or competes, with OnePower; (2) conduct business on behalf of OnePower with any company or firm in which the Employee or a family member has a substantial interest or affiliation. Exceptions require advance written approval from OnePower's Board of Directors.

Employees should not create the appearance that they are personally benefiting in any outside OnePower as a result of their employment by OnePower, or that OnePower is benefiting by reason of their outside interests. Any Employee who is not sure whether a proposed action would present a conflict of interest or appear unethical should consult with the Compliance Officer.

OnePower expects its Employees to avoid (1) personal activities and financial interests that could conflict with their responsibilities and obligations and
(2) giving assistance to competitors, which could be in conflict with the interests of OnePower or its clients. All Employees are required to seek the consent of OnePower management if they intend to become partners or shareholders in companies outside OnePower's corporate structure.

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FAIR COMPETITION

OnePower's policy is to comply fully with competition and antitrust laws throughout the world. OnePower is committed to vigorous yet fair competition and supports the development of appropriate competition laws. Each Employee must avoid any business arrangement that might prevent the effective operation of fair competition. It is advised that each Employee consult with the Compliance Officer before attending a meeting with a party who may be viewed as a competitor.

INTERNATIONAL TRADE

OnePower must comply with a variety of laws around the world regarding its activities. In some cases, the law prohibits the disclosure of information, whether the disclosure occurs within the U.S. or elsewhere, and whether or not the disclosure is in writing.

U.S. law and the Code prohibits giving, offering, or promising anything of value to any public official in the U.S. or any foreign country to influence any official act, or to cause an official to commit or omit any act in violation of his or her lawful duty. The Foreign Corrupt Practices Act precludes payments to non-U.S. government officials for the purpose of obtaining or retaining business, even if the payment is customary in that country. This law applies anywhere in the world to U.S. citizens, nationals, residents, businesses or employees of U.S. businesses. Because OnePower is a U.S. company, this law applies to OnePower and all of its subsidiaries. Any questions on this policy should be directed to the Compliance Officer.

GOVERNMENT RELATIONS

OnePower is prohibited by law from making any contributions or expenditures in connection with any U.S. national election. This includes virtually any activity that furnishes something of value to an election campaign for a federal office. Use of OnePower's name in supporting any political position or ballot measure, or in seeking the assistance of any elected representative, requires the specific approval of the President of OnePower. Political contributions or expenditures are not to be made out of OnePower's funds in any foreign country, even if permitted by local law, without the consent of the President of OnePower.

VENDORS, CONTRACTORS, CONSULTANTS AND TEMPORARY WORKERS

Vendors, contractors, consultants or temporary workers who are acting on OnePower's behalf, or are on OnePower's property, are expected to follow the law, the Code, and honor OnePower's values. Violations will subject the person or firm to sanctions up to and including loss of the contract, the contracting or consulting agreement, or the discharge from temporary assignment.

COMPLIANCE WITH THE CODE

It is the responsibility of OnePower's Board of Directors to ensure that the standards embodied in the Code are communicated to, understood and observed by all Employees. OnePower's Board of Directors will not criticize management for any loss of business resulting from adherence to the Code. Equally, OnePower's Board of Directors undertakes that no Employee will suffer as a consequence of bringing to their attention, or that of senior management, a breach or suspected breach of the Code.

The standards set out in the Code directly reflect OnePower's high ethical standards. OnePower expects and requires each and every Employee, as a representative of OnePower, to fulfill OnePower's ethical commitment in a way that is visible to the outside world with which OnePower conducts its business operations.

Each Employee is responsible for complying with the standards set out in the Code and must ensure that their personal conduct is above reproach.

Each Employee has an obligation to assure that the conduct of others around him or her complies with the Code.

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All Employees have a legal, moral, and ethical duty to report to OnePower's
Board of Directors and the appropriate authorities any known or suspected violations of law, regulations or corporate policy, including the Code.

Breaches of law, regulations and the standards of conduct listed above may lead to serious consequences for the Employee concerned.

ANNUAL ACKNOWLEDGEMENT

Each Employee will be required to sign a statement ANNUALLY that he or she has read and understands OnePower's Code of Ethics. This statement will also require that the Employee state that he or she is in full compliance with the Code. The form of statement is attached as Schedule "C".

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                                  SCHEDULE "A"

                                     VALUES

FOCUS: We exist only because we are in the electronic bill delivery and payment service business.

RESPECT: We value all people, treating them with dignity at all times.

EXCELLENCE: We strive for "Best in Class" in everything we do.

ACCOUNTABILITY: We do what we say we will do and expect the same from others.

TEAMWORK: We believe that cooperative action produces superior results.

INTEGRITY: We are honest with each other, our customers, our partners, our shareholders and ourselves

OPEN COMMUNICATION: We share information, ask for feedback, acknowledge good work, and encourage diverse ideas.

POSITIVE ATTITUDE: We work hard, are rewarded for it, and maintain a positive attitude with a good sense of perspective, humor and enthusiasm.

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                                  SCHEDULE "B"

REPORTABLE VIOLATIONS - ANONYMOUS REPORTING PROGRAM

Accounting Error
Accounting Omissions
Accounting Misrepresentations
Auditing Matters
Compliance/Regulation Violations
Corporate Scandal
Domestic Violence
Discrimination
Embezzlement
Environmental Damage
Ethics Violation
Fraud
Harassment
Industrial Accidents
Misconduct
Mistreatment
Poor Customer Service
Poor Housekeeping
Sabotage
Securities Violation
Sexual Harassment
Substance Abuse
Theft
Threat of Violence
Unfair Labor Practice
Unsafe Working Conditions
Vandalism
Waste
Waste of Time and Resources
Workplace Violence

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                                  SCHEDULE "C"

                   ACKNOWLEDGEMENT AND CERTIFICATION STATEMENT

I acknowledge and certify that I have read and understand the information set forth in the Code of Ethics of OnePower Systems Ltd. and will comply with these principles in my daily work activities. I am not aware of any violation of the standards of OnePower's Code of Ethics.

Date:
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